Exhibit 10.6
Restricted Stock Unit Agreement
Flowserve Corporation
2004 Stock Compensation Plan
This Restricted Stock Unit Agreement (the “Agreement”) is made and entered into by and between Flowserve Corporation, a New York corporation (the “Company”) and «First_Name» «Last_Name» (the “Participant”) as of                     , 2008 (the “Date of Grant”).
W I T N E S S E T H
WHEREAS, the Company has adopted the Flowserve Corporation 2004 Stock Compensation Plan (the “Plan”) to strengthen the ability of the Company to attract, motivate and retain Employees, Outside Directors and Consultants who possess superior capabilities and to encourage such persons to have a proprietary interest in the Company; and
WHEREAS, the Organization and Compensation Committee of the Board of Directors of the Company believes that the grant of Restricted Stock Units to the Participant as described herein is consistent with the stated purposes for which the Plan was adopted; and
NOW, THEREFORE, in consideration of the mutual covenants and conditions hereafter set forth and for other good and valuable consideration, the Company and the Participant agree as follows:
1. Restricted Stock Units
In order to encourage the Participant’s contribution to the successful performance of the Company, and in consideration of the covenants and promises of the Participant herein contained, the Company hereby grants to the Participant as of the Date of Grant, an Award of «M__of_Shares_Granted» Restricted Stock Units (the “RSUs”), which may be converted into the number of shares of Common Stock of the Company equal to the number of RSUs, subject to the conditions and restrictions set forth below and in the Plan.
2. Vesting and Conversion of RSUs into Common Stock
(a)
Subject to the provisions of Paragraphs 3 and 4 below, all RSUs will become vested over the three year period following the Date of Grant in accordance with the following table; provided, however, that the RSUs shall cease to vest following the Participant’s termination of employment with the Company:

Aggregate Percentage of Shares of RSUs
Date	Granted herein which are Vested
03/07/09	33 1/3%
03/07/10	66 2/3%
03/07/11	100%

(b)
Except as otherwise provided in Paragraph 4 below, no later than the date that is two and a half (2 1/2) months following the close of the calendar year in which the RSUs vest in accordance with the table set forth in Paragraph 2(a) above, the Company shall convert the vested RSUs into the number of whole shares of Common Stock equal to the number of vested RSUs, subject to the provisions of the Plan and the Agreement.

(c)
Following conversion of the vested RSUs into shares of Common Stock, such shares of Common Stock will be transferred of record to the Participant and a certificate or certificates representing said Common Stock will be issued in the name of such Participant and delivered to the Participant. The delivery of any shares of Restricted Stock pursuant to this Agreement is subject to the provisions of Paragraphs 7 and 9 below.

(d)
Each year that this Agreement is in effect, the Committee may, but shall be under no obligation to, pay the Participant a cash bonus equal to the dividends that would have been paid on the number of shares of Common Stock equal to the number of RSUs granted hereunder had the Participant actually held shares of Common Stock during such year.

3. Effect of Termination of Employment or Services
(a)
The RSUs granted pursuant to this Agreement shall vest in accordance with the vesting schedule reflected in Paragraph 2(a) above, as long as the Participant remains employed by or continues to provide services to the Company or a Subsidiary. If, however, either:

(i)	the Company and its Subsidiaries terminate the Participant’s employment (or if the Participant is not an Employee, determine that the Participant’s services are no longer needed), or

(ii)	the Participant terminates employment (or if the Participant is not an Employee, ceases to perform services for the Company and its Subsidiaries), then the RSUs that have not previously vested in accordance with the vesting schedule reflected in Paragraph 2(a) above, as of the date of such termination of employment (or cessation of services, as applicable), shall be forfeited by the Participant to the Company.
(b)
Notwithstanding Paragraphs 2(a) and 3(a) above, upon the cessation of the Participant’s employment or services (whether voluntary or involuntary), the Committee may, in its sole and absolute discretion, elect to accelerate the vesting of some or all of the unvested RSUs.

4. Forfeiture and Disgorgement Upon Competition
(a)
Notwithstanding any provisions in this Agreement to the contrary, in the event either (A) the Participant violates the provisions of Paragraph 4(b) or the provisions of any restrictive covenants agreement by and between the Company or its subsidiaries and the Participant or (B) the Participant, or anyone acting on the Participant’s behalf, brings a claim against the Company seeking to declare any term of this Paragraph 4 void or unenforceable or the provisions of any other restrictive covenants agreement by and between the Company or its subsidiaries and the Participant void or unenforceable, then:

(i)
the RSUs shall immediately cease to vest and all RSUs that have not previously vested in accordance with the vesting schedule reflected in Paragraph 2(a) above, as of the date of such violation shall be forfeited by the Participant to the Company;

(ii)	any vested RSUs that have not been converted into shares of Common Stock shall be immediately forfeited;

(iii)
the Participant will immediately sell to the Company one-third of all shares of Common Stock acquired by the Participant pursuant to this Agreement and that the Participant still owns on the date of such violation for the Fair Market Value of such Common Stock on the date of sale to the Company;

(iv)	the Participant will immediately pay to the Company one-third of any gain that the Participant realized on the sale of shares of Common Stock acquired pursuant to this Agreement; and

(v)	the Company shall be entitled to payment by the Participant of its attorneys’ fees and costs incurred in enforcing the provisions of Paragraph 4, in addition to any other legal remedies.
The provisions of this Paragraph 4 shall survive the termination or expiration of this Agreement.
(b)
By execution of this Agreement, the Participant, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, employee, lender, investor, volunteer or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, agrees to the following from the date of grant until the date one (1) year immediately following his or her termination of employment (for any reason):

The Participant shall not, whether directly or indirectly, without the express prior written consent of the Company:
(i)	Non-Competition

Become employed by, advise, perform services or otherwise engage in any capacity with a Competing Business in the Restricted Area. For purposes of this Agreement, “Competing Business” means any entity or business that is in the business of providing flow management products and related repair and/or replacement services. Because the scope and nature of the Company’s business is international in scope and the Participant’s job duties are international in scope, the “Restricted Area” is worldwide. However, the Participant may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or NASDAQ, provided that the Participant is not a controlling person of, or member of a group that controls such business, and provided further that the Participant does not, directly or indirectly, own three percent (3%) or more of any class of securities of such business;

(ii)	Non-Solicitation

Solicit business from, attempt to transact business with, or transact business with any customer or prospective customer of the Company with whom the Company transacted business or solicited within the preceding twenty-four (24) months, and which either: (1) the Participant contacted, called on, serviced, conducted business with or had contact with during the Participant’s employment or that the Participant attempted to contact, call on, service, or do business with during the Participant’s employment; or (2) the Participant became acquainted with or dealt with, for any reason, as a result of the Participant’s employment with the Company. This restriction applies only to business that is in the scope of services or products provided by the Company; or

(iii)	Non-Recruitment

Hire, solicit for employment, induce or encourage to leave the employment of the Company or its subsidiaries any current employee of the Company or any former employee of the Company or its subsidiaries whose employment ceased less than three (3) months earlier.

(c)	Confidential Information

Immediately upon Participant’s execution of this Agreement, and continuing on an ongoing basis during Participant’s employment, the Company agrees to provide Participant with new Confidential Information (defined in this Paragraph 4(c)) to which Participant has not previously had access. For purposes of this Agreement, “Confidential Information” includes any trade secrets or confidential or proprietary information of the Company, including, but not limited to, the following:

(i)
information concerning customers, clients, marketing, business and operational methods of the Company and their customers or clients, contracts, financial or other data, technical data, e-mail and other correspondence or any other confidential or proprietary information possessed, owned or used by any of the Company;

(ii)
business records, product construction, product specifications, financial information, audit processes, pricing, business strategies, marketing and promotional practices (including internet-related marketing) and management methods and information;

(iii)	financial data, strategies, systems, research, plans, reports, recommendations and conclusions;

(iv)
names, arrangements with, or other information relating to any of the Company’s customers, clients, suppliers, financiers, owners, representatives and other persons who have business relationships with the Company or who are prospects for business relationships with the Company; and

(v)
any non-public matter or thing obtained or ascertained by Participant through Participant’s association with the Company, the use or disclosure of which might reasonably be construed to be contrary to the best interests of the Company.

(d)	Non-Disclosure

In exchange for the Company’s promise to provide Participant with Confidential Information, Participant shall not, during the period of Participant’s employment or at any time thereafter, disclose to anyone, or publish, or use for any purpose, any Confidential Information, except as: (i) required in the ordinary course of the Company’s business or the Participant’s work for the Company; (ii) required by law; or (iii) directed and authorized in writing by the Company. Upon the termination of Participant’s employment for any reason, Participant shall immediately return and deliver to the Company any and all Confidential Information, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company or relate to the Company’s business and which are in Participant’s possession, custody or control, whether prepared by Participant or others. If at any time after termination of Participant’s employment, for any reason, Participant determines that Participant has any Confidential Information in Participant’s possession or control, Participant shall immediately return to the Company all such Confidential Information in Participant’s possession or control, including all copies and portions thereof.

(e)
By execution of this Agreement, the Participant agrees that the provisions of this Paragraph 4 shall apply to all grants (including, without limitation, grants of incentive stock options, nonqualified stock options and RSUs) made to the Participant pursuant to the Plan in 2006 and, to the extent the provisions of such grants are inconsistent with any of the provisions of this Paragraph 4, the Company and the Participant agree that (i) the provisions of this Paragraph 4 shall control and (ii) the provisions of any such award agreements are hereby amended by the terms of this Paragraph 4.

5. Limitation of Rights
Nothing in this Agreement or the Plan shall be construed to:
(a)
give the Participant any right to be awarded any further RSUs or any other Award in the future, even if RSUs or other Awards are granted on a regular or repeated basis, as grants of RSUs and other Awards are completely voluntary and made solely in the discretion of the Committee;

(b)	give the Participant or any other person any interest in any fund or in any specified asset or assets of the Company or any Subsidiary; or

(c)
confer upon the Participant the right to continue in the employment or service of the Company or any Subsidiary, or affect the right of the Company or any Subsidiary to terminate the employment or service of the Participant at any time or for any reason.

6. Data Privacy
By execution of this Agreement, the Participant acknowledges that he/she has read and understands the Flowserve Corporation Employee Data Protection Policy (the “Policy”). The participant hereby consents to the collection, processing, transmission, use and electronic and manual storage of their personal data by the Company, Merrill Lynch & Co., Inc. (“Merrill Lynch”) and Solium Capital LLC (“Solium”) in order to facilitate Plan administration. The Participant understands and acknowledges that this consent applies to all personally-identifiable data relevant to Plan administration, including: name, home address, work email address, job title, GEMS ID, National Identification Number or Social Security Number, employee status, work location, work phone number, tax class, previous equity grant transaction data and compensation data.
The Participant understands that for purposes of Plan administration, the Participant’s personal data will be collected and processed at 5215 N. O’Connor Blvd, Suite 2300, Irving, Texas (USA), and transferred to Merrill Lynch at 4 World Financial Center, 250 Vesey St., New York, New York (USA) and Solium at 25900 West Eleven Mile, Suite 140, Southfield, Michigan (USA).
7. Prerequisites to Benefits
Neither the Participant, nor any person claiming through the Participant, shall have any right or interest in the RSUs awarded hereunder, unless and until all the terms, conditions and provisions of this Agreement and the Plan which affect the Participant or such other person shall have been complied with as specified herein.
8. Delivery of Shares
No shares of Common Stock shall be delivered to the Participant upon conversion of the RSUs into shares of Common Stock until:
(a)	all the applicable taxes required to be withheld have been paid or withheld in full;

(b)	the approval of any governmental authority required in connection with this RSU, or the issuance of shares of Common Stock hereunder under has been received by the Company; and

(c)	if required by the Committee, the Participant has delivered to the Committee an “Investment Letter” in form and content satisfactory to the Company as provided in Paragraph 9 hereof.

9. Successors and Assigns
This Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Participant may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.
10. Securities Act
The Company will not be required to deliver any shares of Common Stock pursuant to this Agreement if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable federal or state securities laws or regulations. The Committee may require that the Participant, prior to the issuance of any such shares, sign and deliver to the Company a written statement, which shall be in a form and contain content acceptable to the Committee, in its sole discretion (“Investment Letter”):
(a)	stating that the Participant is acquiring the shares for investment and not with a view to the sale or distribution thereof;

(b)	stating that the Participant will not sell any shares of Common Stock that the Participant may then own or thereafter acquire except either:
(i)	through a broker on a national securities exchange or

(ii)	with the prior written approval of the Company; and
(c)
containing such other terms and conditions as counsel for the Company may reasonably require to assure compliance with the Securities Act or other applicable federal or state securities laws and regulations.

11. Federal and State Taxes
(a)
Any amount of Common Stock that is payable or transferable to the Participant hereunder may be subject to the payment of or reduced by any amount or amounts which the Company is required to withhold under the then applicable provisions of the laws of the jurisdiction where the Participant is employed, and, if applicable, the Internal Revenue Code of 1986, as amended (the “Code”), or its successors, or any other foreign, federal, state or local tax withholding requirement. When the Company is required to withhold any amount or amounts under the applicable provisions of any foreign, federal, state or local requirement or the Code, the Company shall withhold from the Common Stock to be issued to the Participant a number of shares necessary to satisfy the Company’s withholding obligations. The number of shares of Common Stock to be withheld shall be based upon the Fair Market Value of the shares on the date of withholding.

(b)	Notwithstanding Paragraph 10(a) above, if the Participant elects, and the Committee agrees, the Company’s withholding obligations may instead be satisfied as follows:
(i)	the Participant may direct the Company to withhold cash that is otherwise payable to the Participant;

(ii)
the Participant may deliver to the Company a sufficient number of shares of Common Stock then owned by the Participant to satisfy the Company’s withholding obligations, based on the Fair Market Value of the shares as of the date of withholding;

(iii)	the Participant may deliver sufficient cash to the Company to satisfy its withholding obligations; or

(iv)	any combination of the alternatives described in Paragraphs 10(b)(i) through 10(b)(iii) above.
(c)
Authorization of the Participant to the Company to withhold taxes pursuant to one or more of the alternatives described in Paragraph 10(b) above must be in a form and content acceptable to the Committee. The payment or authorization to withhold taxes by the Participant shall be completed prior to the delivery of any shares pursuant to this Agreement. An authorization to withhold taxes pursuant to this provision will be irrevocable unless and until the tax liability of the Participant has been fully paid.

12. Definitions; Copy of Plan
Except as specifically provided otherwise herein, all capitalized terms used in this Agreement shall have the same meanings ascribed to them in the Plan. By the execution of this Agreement, the Participant acknowledges receipt of a copy of the Plan.
13. Administration
This Agreement is subject to the terms and conditions of the Plan. The Plan will be administered by the Committee in accordance with its terms. The Committee has sole and complete discretion with respect to all matters reserved to it by the Plan and the decisions of the majority of the Committee with respect to the Plan and this Agreement shall be final and binding upon the Participant and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.
14. Adjustment of Number of Shares of RSUs
The number of RSUs granted hereunder shall be subject to adjustment in accordance with Articles 11 and 12 of the Plan.
15. Non-transferability
The RSUs granted by this Agreement are not transferable by the Participant other than by will or pursuant to applicable laws of descent and distribution. The RSUs and any rights and privileges in connection therewith, cannot be transferred, assigned, pledged or hypothecated by operation of law, or otherwise, and is not otherwise subject to execution, attachment, garnishment or similar process. In the event of such occurrence, this Agreement will automatically terminate and will thereafter be null and void.

16. No Right to Stock
No Participant and no beneficiary or other person claiming under or through such Participant shall have any right, title or interest in any shares of Common Stock allocated or reserved under the Plan or subject to this Agreement, except as to such shares of Common Stock, if any, that have been issued or transferred to such Participant.
17. Notice
Any notice to be given to the Company or the Committee shall be addressed to the Company in care of its Secretary at its principal office. Any such notice shall be in writing and shall be delivered personally or shall be sent by first class mail, postage prepaid, to the Company.
18. Amendments
This Agreement may be amended only by a written agreement executed by the Company and the Participant. Any such amendment shall be made only upon the mutual consent of the parties, which consent (of either party) may be withheld for any reason.
19. Governing Law
This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas.
20. Definitions
All capitalized terms in this Agreement shall have the meanings ascribed to them in the Plan unless otherwise defined in this Agreement.
IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officers thereunto duly authorized, and the Participant has hereunto set his/her hand as of the day and year first above written.

FLOWSERVE CORPORATION
By:
	Name:	Lewis M. Kling
	Title:	President and Chief Executive Officer

«First_Name» «Last_Name»
Name: